Exhibit 4.22

CHINA TELECOM (USA) CORPORATION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of the15th. day of June, 2007 by and between China Telecommunications Corporation, a Chinese corporation (the “Seller”) and China Telecom Corporation Limited (the “Purchaser”).

WHEREAS, the Seller owns all of the outstanding capital stock (“Common Stock”) of China Telecom (USA) Corporation, a Delaware corporation (“CTUSA”) and wishes to sell all its holdings to Purchaser and Purchaser wishes to acquire the capital stock from Seller.

The parties hereby agree as follows:

1. Purchase and Sale of Stock.

1.1 Sale of Common Stock. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Seller agrees to sell to the Purchaser at the Closing 1,500 shares of common stock of CTUSA (the “Common Stock”), for a purchase price of RMB 82,420,000 (the “Sales Price”).

1.2 Closing Conditions. Closing shall be conditional upon the fulfillment of following closing conditions:

(a) The Seller’s Board of Directors shall have passed a resolution for the approval of this Agreement;

(b) There shall be no material adverse changes to the financial condition, business operation or prospect of CTUSA; and

(c) All required government approvals shall have been obtained unconditionally or on terms satisfactory to the Purchaser.

1.3 Closing; Delivery.

(a) The purchase and sale of the Stock shall take place on such date as the Seller and the Purchaser mutually agree upon, orally or in writing, at the offices of Seller or any other places as the Seller and the Purchaser mutually agree upon, orally or in writing (the “Closing”).

(b) At the Closing, the Seller shall deliver to the Purchaser a stock certificate representing the Common Stock being purchased thereby against payment of the Sales Price by wire transfer to the Seller’s bank account.

(c) If any sum due for payment under this Agreement is not paid on the due date for payment, the person in default shall pay interest at the then prevailing bank loan interest rate on that sum from (but excluding) the due date to (and including) the date of actual payment calculated on a daily basis.

1.4 Any increase in net asset value of the company between the Valuation Date and the Closing Date resulting from any profit shall be for the Seller’s account and any diminution in net asset value of the company during the same period resulting from any loss should be compensated in cash by the Seller to the Purchaser.

1.5 the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses incurred in connection with negotiating, preparing, entering into and completing this Agreement. Any stamp duty or other transfer taxes (including interest and penalties) payable in respect of the transfer of the Shares shall be borne by each of the Purchaser and the Seller equally.

2. Representations and Warranties of the Seller.

2.1 Capitalization. Seller represents and warrants to the Purchaser that the Common Stock represents all the outstanding capital stock of CTUSA. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are non-assessable and issued in compliance with all applicable federal and state securities laws. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal, anti-dilution rights or similar rights) or agreements, orally or in writing, for the purchase or acquisition from CTUSA of any shares of its capital stock.

2.2 Ownership of Common Stock. The Seller is the rightful owner of the Common Stock and owns the Common Stock free and clear of any liens or encumbrances.

2.3 Authorization. All corporate action on the part of the Seller, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Seller under this Agreement has been taken or will be taken prior to the Closing, and the Agreement, when executed and delivered by the Seller, shall constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. CTUSA is not required to take any corporate action with respect to the transfer of the Common Stock, other than the issuance of a stock certificate to Seller at the Closing and cancellation of the Purchaser’s stock certificate after the Closing.

2.4 Governmental Authorization and Consents. CTUSA has all the governmental authorizations, registrations, licenses and permits (“Permits”) required to carry on its business as currently conducted, including authorization from the U.S. Federal Communications Commission (“FCC”) and the Canadian Radio-Television and Telecommunications Commission (“CRTC”), and all Permits are in full force and effect, except where failure to have such Permit would not have a material adverse effect on the business of CTUSA. CTUSA is in compliance with all Permits, except for any failures which would not have a material adverse effect on the business of CTUSA. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. or Canadian federal, state or local governmental authority and no lapse of any waiting period under a requirement of U.S. or Canada federal or state law, statute, rule, regulation or any U.S. or Canada federal, state of local governmental authority, on the part of the Seller or CTUSA is required in connection with the consummation of the transactions contemplated by the Agreement, except for filing with the FCC of a notice of pro forma transfer of control of CTUSA within 30 days following the closing and a filing reporting the change of control to the CRTC.

2.5 Litigation. There is no action, suit, proceeding, claim, complaint, dispute or investigation pending against CTUSA that questions the validity of the Agreement or the right of the Seller to sell the Common Stock, or that might have a material adverse effect on the business of CTUSA.

2.6 Compliance with Other Laws and Instruments. CTUSA is not in violation or default of any provisions of its Articles of Incorporation or Bylaws or of any order or contract, covenant or instrument to which it is a party or by which it or its property is bound or, of any provision of federal or state law, statute, rule or regulation applicable to CTUSA, except where such violation or default would not have a material adverse effect on the business of CTUSA.

2.7 Taxes. CTUSA has timely filed all income, franchise and other material tax returns, reports, forms and other such documents (“Tax Returns”) required to be filed by it prior to the date hereof, except where such failure to file would not have a material adverse effect on the business of CTUSA. Such Tax Returns are true and correct in all material respects. CTUSA has paid or caused to be paid all Tax liabilities for all fiscal years that have not been examined and closed by any Tax authority (or closed by applicable statutes). No additional Tax assessment, Tax deficiency (whether assessed or unassessed) or claim for additional Taxes (including interest thereon and penalties in connection therewith) has been heretofore proposed or threatened by any Tax authority and no audit is in progress and no extension of time is in force with respect to any date on which any Tax Return is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

2.8 Labor Agreements and Actions. CTUSA is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Seller, has sought to represent any of the employees, representatives or agents of CTUSA. The employment of each officer and employee of CTUSA is terminable at the will of CTUSA. To Seller’s knowledge, CTUSA has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

2.9 Financial Statements. The Seller has delivered to the Purchaser the audited financial statements of CTUSA (balance sheet and statements of operations) for the fiscal period ended December 31, 2006 (the “Financial Statements”). The Financial Statements are complete and correct in all respects and have been prepared in accordance with generally accepted accounting principals (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements do not contain footnotes or normal year-end adjustments. The Financial Statements fairly present the financial condition, operating results and cash flows of CTUSA as of the respective dates and for the respective periods indicated in accordance with GAAP.

3. Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Seller that:

3.1 Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Seller, that the Securities to be acquired by such Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4. Conditions of the Purchasers’ Obligations at Closing. The obligations of the Purchaser to the Seller under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2 Performance. The Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Stock Certificate. The Seller shall have delivered to Purchaser a stock certificate representing the Common Stock against payment of the Sales Price.

5. Conditions of the Seller’s Obligations at Closing. The obligations of the Seller to Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.

6. Miscellaneous.

6.1 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the People’s Republic of China.

6.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, addressed to the party to be notified at such party’s address as belowed:

Seller: Address: 31, Jinrong Street, Xicheng District, Beijing, 100032, P. R. China;

Fax: (8610)58501304

Attention: Mr. Sun Dawei.

Purchaser: Address: 31, Jinrong Street, Xicheng District, Beijing, 100032. P. R. China

Fax: (8610)58501294

Attention of: Mr. Wang Qi.

6.5 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Seller and Purchaser.

6.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

6.9 This Agreement shall be effective upon its execution by the legal representatives of both parties hereto or their authorized representatives under the common seals (or valid signatures) and the approval of the Ministry of Commerce of PRC for the transfer contemplated herein.

6.10 This Agreement shall be written in Chinese language and in English language with 15 original copies in each language Both language versions shall be equally authentic. All materials submitted to the relevant PRC Government Entity shall be written in Chinese.

6.11 This Agreement shall be governed by PRC law.The parties shall first attempt to resolve any dispute, controversy or claim (Dispute) arising out of or in connection with this Contract through friendly consultations. If the Dispute is not resolved within sixty (60) days after one party has given notice of it to the other party, then either party may submit the Dispute to the China International Economic and Trade Arbitration Commission (CIETAC) in Beijing for arbitration in Chinese in accordance with its arbitration rules. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the CIETAC arbitration rules.

[Signature Page Follows]

This Agreement has been duly executed by the legal representatives of the parties or their duly authorised representatives as of the day and year first written above:

SELLER:

CHINA TELECOMMUNICATIONS CORPORATION

By:	/s/ Wang Xiaochu
Name:	Wang Xiaochu

PURCHASER:

CHINA TELECOM CORPORATION LIMITED

By:	/s/ Wu Andi
Name:	Wu Andi